Exhibit 99.1

Physicians Formula Updates Timing of its Expected Acquisition by Markwins

AZUSA, Calif., November 9, 2012 (GLOBE NEWSWIRE) — Physicians Formula Holdings, Inc. (Nasdaq:FACE) (“Physicians Formula”) announced today that it has been informed by Markwins International Corporation (“Markwins”) that Markwins will not close the acquisition of Physicians Formula on or before November 13, 2012 as previously announced, but that Markwins intends to close the acquisition by mid-December 2012. Physicians Formula is evaluating its rights and remedies in light of this development.

As previously announced, Physicians Formula entered into an agreement and plan of merger dated September 26, 2012 with Markwins and Markwins Merger Sub, Inc. At a special meeting of stockholders of Physicians Formula held on November 8, 2012, the stockholders of Physicians Formula approved the acquisition of Physicians Formula by Markwins contemplated by the merger agreement.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under our Physicians Formula brand name, created in 1937, we develop, market and distribute innovative, premium-priced products for the mass market channel. We differentiate our company by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, our products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of the merger. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the merger is consummated, our stockholders will cease to have any equity interest in our company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of our company are set forth in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, we expressly disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

For Physicians Formula Holdings, Inc.:

Anne Rakunas

ICR, Inc.

(310) 954-1113

Anne.Rakunas@icrinc.com